Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated February 25, 2004 relating to the financial statements of ACADIA Pharmaceuticals Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Diego, California

April 27, 2004